Exhibit 2.3

RELEASE

This Release (this “Release”) is made and entered into as of this 30th day of November, 2007 by and among SGL Carbon Fibers and Composites, Inc., a Nevada corporation (“SGL”), Carbon Fiber Technology LLC, a Delaware Limited Liability Company (“CFT”), and Peter Mathewson, Bob Cierzan and Scott Bier (collectively, the “Aldila Representatives”).

A.            WHEREAS, the Aldila Representatives have been associated with CFT in one or more capacities as a managing board member, officer and/or operating committee member.

B.            WHEREAS, on this date, SGL has purchased from Aldila Materials Technology Corp., a Delaware corporation (“AMTC”), all of AMTC’s membership interest in CFT, pursuant to a Membership Interest Purchase Agreement (“Purchase Agreement”), dated November 27, 2007; and

C.            WHEREAS, Section 2.5 of the Purchase Agreement requires the parties hereto (the “Parties”) to enter into and deliver this Release upon consummation of the sale of the membership interest from AMTC to SGL (the “Closing”);

NOW, THEREFORE, for and in consideration of the foregoing premises, and the parties agreement to enter into the Purchase Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of SGL, CFT and the Aldila Representatives, intending to be legally bound, agree as follows:

1.             Release.

(a)           SGL and CFT, on behalf of themselves and their respective successors, assigns and affiliates, do hereby remise, release and forever discharge the Aldila Representatives from all manner of action, causes of action, suits, debts, choses in action, sums of money, accounts, reckonings, bonds, bills, liens, covenants, contracts, controversies, agreements, promises, trespasses, damages, judgments, claims and demands, discovered, accrued or as yet fully to accrue, liquidated or unliquidated, conditional or unconditional, which they ever had, now have or may have against such Aldila Representatives that arise out of or in connection with the business of CFT or the performance by such Aldila Representatives of any of their respective responsibilities in connection with the business of CFT prior to the Closing, except as set forth in Paragraph 2 below.

(b)           Each Aldila Representatives, on behalf of himself, herself and his or her heirs, successors, assigns and affiliates, does hereby remise, release and forever discharge SGL and CFT from all manner of action, causes of action, suits, debts, choses in action, sums of money, accounts, reckonings, bonds, bills, liens, covenants, contracts, controversies, agreements, promises, trespasses, damages, judgments, claims and demands, discovered, accrued or as yet fully to accrue, liquidated or unliquidated, conditional or unconditional, which such Aldila Representative ever had, now has or may have against SGL or CFT that arise out of or in connection with such Aldila Representative’s service with CFT as a managing board member, officer, operating committee member or otherwise, as the case may be, prior to the Closing, except as set forth in Paragraph 2 below.

2.             Exclusions. Notwithstanding the foregoing, this Release shall not (a) release any Aldila Representative who was a manager of CFT from (i) acts or omissions such Aldila Representative knew at the time of the acts or omissions were clearly in conflict with the interests of CFT or were criminal, (ii) any transaction from which such Aldila Representative derived an improper personal benefit, or (iii) a willful breach of the Operating Agreement or intentional misconduct or fraud; (b) release any Aldila Representative from actions that constitute fraud, gross negligence, intentional misconduct or a violation of applicable law; or (c) release CFT of any of its obligations under Sections 5.6 or 5.7 of the Operating Agreement or from any of the protections afforded to any Aldila Representative under the provisions of the Purchase Agreement.

3.             Section 1542 Waiver:  Each of SGL, CFT and the Aldila Representatives acknowledges and agrees that such Party has read and understands and has been fully advised by its attorneys as to the contents of Section 1542 of the Civil Code of the State of California, and that Section 1542 and the benefits thereof are hereby expressly waived. Section 1542 reads as follows:

1542. General release; extent.

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR

Each of SGL, CFT and the Aldila Representatives expressly waives and relinquishes all rights and benefits under Section 1542 and any similar law or common law principle of similar effect of any state or territory of the United States with respect to the claims released hereby. Each of SGL, CFT and the Aldila Representatives acknowledges that it is aware that it may hereafter discover claims or facts in addition to or different from those which it now knows or believes to be true with respect to the matters released herein, but that it is the intention of each such Party to fully, finally and forever, waive, release and relinquish all such matters and all such claims relative thereto which do exist, may exist or heretofore have existed. In furtherance of such intention, the releases given herein shall be and remain in effect as full and complete releases of any such additional or different claims or facts relative thereto.

4.             Attorneys Fees. In any legal proceeding relating to or arising out of this Release, any Party determined by a court of competent jurisdiction to be the prevailing Party, shall be entitled to recover from any non-prevailing Party reasonable costs and expenses, including attorneys fees, incurred by the prevailing party in connection with any such proceeding.

5.             Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware (without regard to the choice of law provisions thereof). The Parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of California and the Federal courts of the United States of America located in San Diego, California solely in respect of the interpretation and enforcement of the provisions of this Release, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Release may not be enforced in or by said courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a San Diego, California State or Federal court.

6.             Authority.

(a)           SGL has the necessary corporate power and authority to execute, deliver and perform this Release and consummate the transactions contemplated hereby. The execution, delivery and performance of this Release by SGL has been duly and validly authorized by the board of directors of SGL and by all other necessary corporate action on the part of SGL. This Agreement constitutes the legal, valid and binding obligation of SGL, enforceable against SGL in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws and equitable principles relating to or limiting creditors’ rights generally.

(b)           CFT has the necessary company power and authority to execute, deliver and perform this Release and consummate the transactions contemplated hereby. The execution, delivery and performance of this Release by CFT has been duly and validly authorized by the board of directors of CFT and by all other necessary corporate action on the part of CFT. This Agreement constitutes the legal, valid and binding obligation of CFT, enforceable against CFT in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws and equitable principles relating to or limiting creditors’ rights generally.

(c)           Each Aldila Representative has the legal capacity to execute, deliver and perform this Release and consummate the transactions contemplated hereby. This Agreement constitutes the legal, valid and binding obligation of each Aldila Representative, enforceable against each Aldila Representative in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws and equitable principles relating to or limiting creditors’ rights generally.

7.             Severability. Any provision hereof which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Law, the parties hereto waive any provision of Law which renders any such provision prohibited or unenforceable in any respect.

8.             Further Assurances. Each of SGL, CFT and the Aldila Representatives agrees (a) to furnish upon request of any Party such further information, (b) to execute and deliver to any Party such other documents, and (c) to do such other acts and things, all as any Party may reasonably request for the purpose of carrying out the intent of this Release and the documents referred to in this Release and as may be otherwise necessary to effectuate the release contemplated by this Release.

(Signatures appear on the following page)

IN WITNESS WHEREOF, the parties have duly executed this Release on the day and year first above written.

SGL Carbon Fibers and Composites, Inc.,
a Nevada corporation

By:	/s/ Dan J. Pichler
Name: Dan J. Pichler
Its: President

Carbon Fiber Technology LLC,
a Delaware Limited Liability Company

By:	/s/ Alex Walk
Name: Alex Walk
Its: Managing Director

/s/ Peter Mathewson
Peter Mathewson

/s/ Bob Cierzan
Bob Cierzan

/s/ Scott Bier
Scott Bier